Exhibit 99

Contact:
Susan M. Kenney	phone: 803.748.2374
Corporate Communication	fax: 803.748.8420
email: susan.kenney@seibels.com

FOR IMMEDIATE RELEASE

THE SEIBELS BRUCE GROUP, INC. ANNOUNCES

2003 FIRST QUARTER PROFIT

Columbia, South Carolina, 07 May 2003—The Seibels Bruce Group, Inc., (OTC Bulletin Board: SBIG) today announced financial results for the quarter that ended March 31, 2003.

For the first quarter of 2003 the Company posted a net profit of $1.4 million, or $0.17 per share (basic and diluted).  This is compared with a net profit of $2.5 million, or $0.31 per share (basic) and $0.30 per share (diluted), for last year’s first quarter.

“While we remain under certain regulatory restrictions, we continue to be profitable and to make progress with our regulators,” said Seibels Bruce president, Michael A. Culbertson, CPCU, AIC.  “On May 5, Seibels Bruce introduced its nonstandard personal automobile program in South Carolina, written through our subsidiary, Catawba Insurance Company.”

The automobile segment, which includes the Company’s continuing nonstandard program in North Carolina and the nonowners program in South Carolina, as well as automobile runoff operations, reported overall net income of $356 thousand.  “We believe our North Carolina nonstandard automobile program, written through Winston-Salem-based Universal Insurance Company, will continue to contribute to the profits of our automobile segment in the short-term and that our recently introduced South Carolina nonstandard automobile program will be profitable in the longer-term,” commented Culbertson.

The flood segment reported a net gain of $963 thousand for the quarter.  “In the fourth quarter of

2002 we sold our flood insurance business and are amortizing the deferred gain from the transaction through the third quarter of 2003.  We are redirecting our resources to new risk-bearing operations, including the recently introduced automobile program in South Carolina and a homeowners program in South Carolina, which we plan to introduce in the third quarter of 2003.”

Commercial operations reported a net profit of $214 thousand for the quarter. “Our new business writings in South Carolina and Georgia are exceeding plan,” said Culbertson.  “We continue to work closely with the South Carolina Department of Insurance and regulators in other states to meet the necessary requirements to resume writing new commercial lines business in North Carolina, Tennessee and Kentucky as soon as possible.”

Seibels Bruce’s adjusting services segment, Insurance Network Services, Inc. (INS), posted a profit of $374 thousand for the quarter.  “INS’ operations continue to provide a significant contribution to the overall profitability of the Company.  Going forward, INS will pursue additional arrangements to provide claim administration services.”

The all-other segment posted a loss of $491 thousand.  “The loss in the all-other segment is a result of loss-adjustment expenses related to running off old business for discontinued operations, other than those related to the automobile segment,” said Culbertson.

Culbertson concluded, “While we continue to work through current regulatory restrictions, we are pleased with our progress in bringing new products to market to become a stronger insurance company in the future.”

 The Seibels Bruce Group, Inc., headquartered in Columbia, South Carolina, is a holding company for four property and casualty insurance companies that offer commercial and nonstandard automobile insurance.  In addition, Seibels Bruce offers claim administration services to insurance companies and other business through INS; flood zone determination services through America’s Flood Services, Inc.; and managing general agency services through

Seibels, Bruce & Company.  Additional information about Seibels Bruce can be found online at http://www.seibels.com.

Certain items in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and as such involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Seibels Bruce or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such forward-looking statements speak only as of the date of this press release.  Seibels Bruce expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Seibels Bruce’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

(Table follows)

The Seibels Bruce Group, Inc.

RESULTS OF OPERATIONS

(in thousands, unaudited)

	Period Ending March 31
	2003	2002
Revenues
Automobile	$3,629	$5,265
Flood	1,569	4,369
Commercial	2,408	3,236
Adjusting Services	1,853	2,015
All Other	552	339
Total	$10,011	$15,224

Net income (loss) :
Automobile (a)	$356	$1,087
Flood	963	443
Commercial	214	662
Adjusting Services	374	223
All Other	(491)	89
Total	$1,416	$2,504

Basic earnings (loss) per share:
Net income (loss)	$0.17	$0.31
Weighted average shares outstanding	7,832	7,832

Diluted earnings (loss) per share:
Net income (loss)	$0.17	$0.30
Weighted average shares outstanding	7,852	8,217

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